Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Relations Contact:
Jeremy D. King	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions News Online: regions.doingmoretoday.com

Regions News on Twitter: @RegionsNews

Regions Financial Corporation Declares Quarterly Common and Preferred Stock Dividends

Dividends on common stock to be payable on Oct. 1, 2021; dividends on preferred stock to be payable in August and September.

BIRMINGHAM, Ala. – July 21, 2021 – The Regions Financial Corporation (NYSE:RF) Board of Directors on Wednesday declared the following cash dividends on its common shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, and Series E preferred shares:

•	A cash dividend of $0.17 on each share of outstanding common stock of the Company, payable on Oct. 1, 2021, to stockholders of record at the close of business on Sept. 3, 2021.

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A cash dividend of $15.9375 per share of Series B Preferred Stock (equivalent to approximately $0.398438 per depositary share), payable on Sept. 15, 2021, to stockholders of record at the close of business on Sept. 1, 2021.

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A cash dividend of $14.25 per share of Series C Preferred Stock (equivalent to approximately $0.35625 per depositary share), payable on Aug. 16, 2021, to stockholders of record at the close of business on Aug. 2, 2021.

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A cash dividend of $1,437.50 per share of Series D Preferred Stock (equivalent to approximately $14.375 per depositary share), payable on Sept. 15, 2021, to stockholders of record at the close of business on Sept. 1, 2021.

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A cash dividend of $16.19 per share of Series E Preferred Stock (equivalent to approximately $0.404826 per depositary share), payable on Sept. 15, 2021, to stockholders of record at the close of business on Sept. 1, 2021.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $153 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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